EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Second Quarter 2013 Results
Houston, Texas - August 2, 2013 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $154.8 million, or $0.71 per share (basic and diluted), for the three months ended June 30, 2013, compared to a net loss attributable to common stockholders of $73.0 million, or $0.43 per share (basic and diluted), for the comparable 2012 period. For the six months ended June 30, 2013, Cheniere reported a net loss attributable to common stockholders of $271.9 million, or $1.26 per share (basic and diluted), compared to a net loss attributable to common stockholders of $129.5 million, or $0.86 per share (basic and diluted), during the corresponding period of 2012.

Results include significant items of $7.1 million and $41.6 million for the three and six months ended June 30, 2013, respectively, compared to $35.4 million and $58.6 million for the three and six months ended June 30, 2012, respectively. Significant items for the three and six months ended June 30, 2013 related to liquefied natural gas ("LNG") terminal and pipeline development expenses and loss on early extinguishment of debt, which were partially offset by derivative gains. LNG terminal and pipeline development expenses were primarily for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Sabine Pass Liquefaction Project") and the proposed liquefaction facilities being developed by us near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project"). Loss on early extinguishment of debt was related to Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) amending and replacing its $3.6 billion credit facility with four credit facilities aggregating $5.9 billion. Derivative gains were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under the four credit facilities.

Results for the three and six months ended June 30, 2013 were also impacted by increases in general and administrative expenses and LNG terminal operating expenses. Increases in general and administrative expenses of $114.3 million and $180.1 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods were primarily due to the February 2013 granting of awards under the long-term incentive plan related to Trains 3 and 4 of the Sabine Pass Liquefaction Project. Included in general and administrative expenses were non-cash compensation expenses of $103.2 million and $162.4 million for the three and six months ended June 30, 2013, respectively, compared to $1.8 million and $3.9 million for the comparable 2012 periods, respectively. Increases in LNG terminal operating expenses of $20.1 million and $23.8 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods resulted primarily from costs incurred to purchase LNG to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal and increases in non-cash compensation expenses of an additional $5.3 million and $7.9 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods.
Decreases in interest expense of $13.8 million and $31.9 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods were primarily as a result of the reduction of our indebtedness outstanding in 2012 and the capitalization of interest on Sabine Pass Liquefaction's debt.
Results are reported on a consolidated basis and include our ownership interest in Cheniere Partners, which was 57.9% as of June 30, 2013.
Overview of Recent Significant Events

•
In April 2013, Sabine Pass Liquefaction issued $0.5 billion of 5.625% Senior Secured Notes due 2021 (the "2021 Sabine Pass Liquefaction Senior Notes"), which resulted in an aggregate outstanding principal amount of $2.0 billion of the 2021 Sabine Pass Liquefaction Senior Notes. Sabine Pass Liquefaction also issued an aggregate principal amount of $1.0 billion of 5.625% Senior Secured Notes due 2023. The net proceeds from these offerings are intended to be used to pay a portion of the capital costs incurred in connection with the construction of the Sabine Pass Liquefaction Project;

•	In May 2013, Sabine Pass Liquefaction entered into four credit facilities totaling $5.9 billion to be used for costs associated with Trains 1 through 4 of the Sabine Pass Liquefaction Project;

•	In May 2013, Sabine Pass Liquefaction issued a notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for the engineering, procurement and construction of Trains 3 and 4;

•
In May 2013, we sold the Creole Trail Pipeline business for $480.0 million and were reimbursed $13.9 million for certain expenditures incurred prior to the closing date.  Concurrent with the Creole Trail Pipeline Business sale closing, we acquired 12.0 million Class B units from Cheniere Partners at a price of $15.00 per Class B unit for aggregate consideration of $180.0 million pursuant to a unit purchase agreement between Cheniere Partners and Cheniere Class B Units Holdings, LLC, our wholly owned subsidiary.  As a result of the two transactions, we received net cash of $313.9 million; and

•	In May 2013, CTPL entered into a $400 million term loan credit facility.
Liquefaction Projects Update
Sabine Pass Liquefaction Project
Cheniere Partners continues to make progress on the Sabine Pass Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains), each with a design production capacity of approximately 4.5 mtpa. We have received all Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we are seeking regulatory authorization to develop Trains 5 and 6. The Trains are in various stages of development.

•
Trains 1 and 2 construction began in August 2012 and as of June 30, 2013, the overall project for Trains 1 and 2 was approximately 38% complete, which is ahead of the contracted schedule. Based on our current construction, we anticipate that Train 1 will produce LNG as early as late 2015.

•
Trains 3 and 4 financing was completed in May 2013, and a notice to proceed was issued to Bechtel to commence construction of Train 3 and Train 4 and the related facilities. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

•
We continue to progress with the development of Train 5 and Train 6. We have completed two SPAs for approximately 3.75 mtpa, in aggregate, of LNG volumes that commence with the start of Train 5 operations. Bechtel has begun preliminary engineering on Trains 5 and 6, and we have commenced the regulatory approval process. In February 2013, we commenced the National Environmental Policy Act ("NEPA") pre-filing process with FERC, and we expect to file the complete application with FERC in the second half of 2013. In February 2013 and in April 2013, we filed export applications with the DOE for exports to all current and future countries with which the U.S. has a Free Trade Agreement ("FTA") as well as to any country with which the U.S. does not have an FTA in effect for the SPAs with Total Gas & Power North America, Inc. (“Total”) and Centrica plc (“Centrica”), respectively. In July 2013, we received authorization from the DOE to export LNG volumes to FTA countries under the Total SPA and Centrica SPA. The non-FTA authorizations for the SPAs for Total and Centrica are pending.

Corpus Christi Liquefaction Project
As currently contemplated, the Corpus Christi Liquefaction Project is being designed for up to three Trains with aggregate design production capacity of up to 15 mtpa. We have engaged Bechtel to complete front-end engineering and design work and expect to have project cost estimates in the second half of 2013.
In August 2012, we filed applications with the FERC for authorization to site, construct and operate the Corpus Christi Liquefaction Project and with the DOE requesting multi-contract authorization to export up to 767 Bcf per year (approximately 15 mtpa) of domestically produced LNG from the Corpus Christi Liquefaction Project to FTA and non-FTA countries. In October 2012, the DOE granted us authority to export 15 mtpa of domestically produced LNG to FTA countries from the Corpus Christi Liquefaction Project.
We will contemplate making a final investment decision to commence construction of the Corpus Christi Liquefaction Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Timelines for Liquefaction Projects

	Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA	Received - FTA; Pending - Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2H13	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2H14	2014
Financing			1H15	2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2H14	2014
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	1H15	2015
Commence operations	2015/2016	2016/2017	2018	2018

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which will have a design production capacity of approximately 4.5 mtpa. Construction has begun on Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three Trains, with aggregate design production capacity of up to 15 mtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, entering into an engineering, procurement and construction contract, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the

Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
LNG terminal revenues	$66,425	$66,071	$132,486	$133,331
Marketing and trading revenues	416	(4,007)	(149)	(1,349)
Other	336	264	746	819
Total revenues	67,177	62,328	133,083	132,801

Operating costs and expenses
General and administrative expense	135,076	20,816	220,875	40,809
LNG terminal operating expense	31,068	10,993	46,327	22,550
LNG terminal development expense	22,081	21,088	39,168	42,907
Depreciation, depletion and amortization	15,173	15,478	30,286	31,768
Other	57	74	159	166
Total operating costs and expenses	203,455	68,449	336,815	138,200
Loss from operations	(136,278)	(6,121)	(203,732)	(5,399)

Other income (expense)
Interest expense, net	(42,016)	(55,864)	(82,278)	(114,215)
Loss on early extinguishment of debt	(80,510)	(14,593)	(80,510)	(15,100)
Derivative gain (loss), net	95,509	261	78,041	(575)
Other income	413	458	889	583
Total other expense	(26,604)	(69,738)	(83,858)	(129,307)
Loss before income taxes and non-controlling interest	(162,882)	(75,859)	(287,590)	(134,706)
Income tax provision	(1,022)	(144)	(942)	(150)
Net loss	(163,904)	(76,003)	(288,532)	(134,856)
Non-controlling interest	9,140	2,963	16,664	5,401
Net loss attributable to common stockholders	$(154,764)	$(73,040)	$(271,868)	$(129,455)

Net loss per share attributable to common stockholders - basic and diluted	$(0.71)	$(0.43)	$(1.26)	$(0.86)
Weighted average number of common shares outstanding - basic and diluted	217,397	171,001	216,520	151,054

	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$396,921	$201,711
Restricted cash and cash equivalents	899,468	520,263
Accounts and interest receivable	26,935	3,486
LNG inventory	11,730	7,045
Prepaid expenses and other	18,847	16,058
Non-current restricted cash and cash equivalents	1,778,248	272,924
Property, plant and equipment, net	4,893,605	3,282,305
Debt issuance costs, net	351,830	220,949
Non-current derivative assets	81,762	—
Goodwill	76,819	76,819
Other	46,065	37,525
Total assets	$8,582,230	$4,639,085

Current liabilities	$548,295	$159,763
Long-term debt, net of discount	5,572,008	2,167,113
Deferred revenue	19,500	21,500
Non-current derivative liabilities	—	26,424
Other liabilities	3,677	2,680
Non-controlling interest	2,067,988	1,751,604
Stockholders' equity	370,762	510,001
Total liabilities and equity	$8,582,230	$4,639,085

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$396,921	$396,921
Restricted cash and cash equivalents	105,848	(2)	2,560,262	(3)	11,606	2,677,716
Total	$105,848		$2,560,262		$408,527	$3,074,637

As of June 30, 2013, we had unrestricted cash and cash equivalents of $396.9 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $2,677.7 million (which included cash and cash equivalents available to Cheniere Partners, in which we own a 57.9% interest, and Sabine Pass LNG) designated for the following purposes: $2,089.8 million for the Sabine Pass Liquefaction Project,  $116.0 million for Creole Trail Pipeline and $340.5 million for Cheniere Partners' working capital; $105.0 million for interest payments related to the Sabine Pass LNG senior secured notes and CTPL credit facility; $14.8 million for Sabine Pass LNG's working capital; and $11.6 million for other restricted purposes.

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $14.8 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $355.3 million is considered unrestricted for Cheniere Partners, including the $14.8 million considered unrestricted for Sabine Pass LNG.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259